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                                                                   Exhibit 10.35


        Concord Camera Corp. Executive Management Tax Equalization Policy

Objective: The objective of the Concord Camera Corp. (Concord) Tax Equalization Policy is to minimize the expatriate's concerns with respect to taxes, as well as to minimize cash flow disruptions that may occur due to the timing of actual US and foreign tax payments.

Benefits to Expatriates: The following benefits will be provided to the eligible expatriates under this policy:

o The Foreign Earned Income Exclusion in accordance with Internal Revenue Code Section 911 ($78,000 for 2001, and may be prorated in years of arrival and departure to and from foreign locations),

o The Foreign Housing Exclusion for all costs relating to maintaining a foreign household in accordance with Internal Revenue Code Section 911. This amount was $10,171 in 2000,

o    Concord will provide a tax free housing allowance to the expatriate.

o The expatriate will be treated as though he/she resides in a foreign country that does not impose taxes, and accordingly the expatriate will bear no responsibility for foreign tax costs. Instead, the company will pay these costs on behalf of the expatriates.

     Note: On the expatriate's actual US tax return, he/she may be entitled to a foreign tax credit for the foreign taxes paid, even though the company has paid the tax. A foreign tax credit has the effect of reducing the expatriate's US tax obligation. As Concord will pay the expatriate's foreign taxes, any resulting reduction in actual US tax will reduce Concord's overall tax liability which it pays on behalf of the expatriate. The expatriate will not receive any economic benefit from the foreign tax credit.

o The expatriate will not have to make large lump sum US or foreign tax payments which have a significant cash flow impact. The company will be responsible for these payments. The expatriate will only be responsible for paying a hypothetical tax (defined below) which will be paid through payroll deductions.

Definitions:

Final Hypothetical Tax: The final hypothetical income tax is an approximation of the expatriate's tax liability that would be due under the assumption that the individual qualifies for the foreign earned income and housing exclusions while on foreign assignment.

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The final hypothetical tax is not an actual income tax and is not remitted to any governmental authority. It is calculated by an independent tax consultant. It represents an agreed upon obligation of the expatriate which is based on the formula set forth in the section "Calculation of Hypothetical Tax".

Actual Tax: This represents income taxes assessed by the US federal and applicable state taxing jurisdictions, as well as foreign taxing jurisdictions.

Concord will withhold actual US federal, state and FICA/Medicare taxes during the year. The expatriate, however, may wish to adjust his/her withholding to account for the tax benefit of the foreign earned income and housing exclusions.

Social Security (FICA and Medicare) tax will continue to be withheld as required from the expatriates pay and remitted to the authorities by the Concord.

Host Country Tax: This is the amount of tax due in the country in which the expatriate resides.

Note: Concord will pay the expatriate's actual host country tax. Just as hypothetical tax withholding reduces an expatriate's taxable income, tax payments made by the company on the expatriate's behalf will increase taxable income. However, the expatriate will not bear any additional tax cost due to this additional income. The company will bear any incremental tax cost of the expatriate.

Foreign Earned Income Exclusion: Pursuant to Internal Revenue Code Section 911, an exclusion from income of up to $78,000 (2001 amount) wages earned outside the US is allowed in calculating US taxable income.

Housing Exclusion: Section 911 of the Internal Revenue Code allows an exclusion from income of housing costs in excess of a base amount of $10,171 (2001). The base amount is indexed each year.

Tax Equalization Calculation: A calculation performed at the end of the US tax year which reconciles the final hypothetical tax to the actual taxes paid by the expatriate to ensure that the expatriate has born no more or less than his/her fair share of the overall tax burden.

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Eligibility

Eligibility for coverage under the Concord Tax Equalization Policy is subject to the discretion of Concord's Chairman and/or those individuals appointed by the Chairman to handle these matters.

Methodology:

1) Expatriates will pay all actual US federal and state income tax via withholding and/or estimated tax payments. Remaining liabilities will be paid with their tax returns.

2)   Actual Foreign taxes will be paid by Concord as they become due.

3) After the expatriate's US tax return is completed, a tax equalization calculation will be prepared to reconcile the final hypothetical tax to the estimated hypothetical taxes paid.

4) To the extent the actual taxes paid during the year (taking into account any refunds received and and balances due with the final returns) exceeds the final hypothetical tax, the expatriate will receive a reimbursement from Concord. To the extent the final hypothetical tax exceeds the expatriates actual tax payments, the expatriate will remit the difference to Concord in a timely manner. In the alternative, Concord may withhold this from salary or bonus and will have the right of offset against other amounts due the expatriate by Concord, including, but not limited to, any proceeds from the exercise of Concord stock options, sale of Concord stock, and/or any other funds Concord is holding for the expatriate or that is due to the expatriate.

Calculation of Hypothetical Tax:
The expatriate's hypothetical tax will include a determination of hypothetical taxable income including hypothetical deductions and exemptions:

Hypothetical Taxable Income includes:
1) All wages paid by Concord in cash or in kind including expatriate allowances (not including foreign tax payments), less pre-tax contributions to employee benefit plans (medical, pension etc.),

2)   Personal income or loss (interest, dividend, rental income etc.) ,

3) Less the foreign earned income exclusion based on an assumption of 100% foreign work days. The foreign earned income exclusion will be pro rated in the year an assignment begins or ends.

4)   Less 100% of foreign housing costs.

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5)   Less actual itemized deductions as reported on Form 1040, or the standard deduction, and taking into consideration any applicable phase-outs, or other reasonable estimates, plus the hypothetical state tax amount.

6) Less personal exemptions as of January 1 of the US tax year less any applicable phase-outs.

Sample calculation of the hypothetical tax and tax equalization calculation is attached.